Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-234761 on Form S-3 and 333-214710, 333-198145, 333-198143, 333-198141, 333-170879, 333-162927, 333-139384, 333-139383, 333-139382, 333-139380, 333-121343, 333-121342, 333-102306, 333-101291 and 333-59134 on Form S-8 of our reports dated February [18], 2021 relating to the financial statements of MetLife, Inc. and the effectiveness of MetLife, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MetLife, Inc. for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 18, 2021